Exhibit 99.1

NEWS RELEASE

RAMBUS TO REQUEST NASDAQ HEARING REGARDING STOCK LISTING

Receives expected notification for missing 10-Q filing date

LOS ALTOS, Calif. – August 16, 2006 – Rambus Inc. (NASDAQ: RMBS) today announced that it plans to request a hearing before the NASDAQ Listing Qualifications Panel following the receipt of a NASDAQ Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). This notice was received because the Company was not timely in filing its Quarterly Report on Form 10-Q for the period ended June 30, 2006. However, there can be no assurance that the hearing panel will grant the Company’s request for continued listing. Pending a decision by the Panel, Rambus’ common stock will remain listed on the NASDAQ Stock Market.

As previously announced, the Audit Committee of the Rambus Board of Directors is conducting an independent investigation to review the Company’s historical stock option grant practices and related accounting. The Company had previously disclosed on July 19, 2006 that it would not be able to file its Form 10-Q on time while the investigation is ongoing. The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial reports as soon as practicable after the completion of the investigation.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Additional information is available at www.rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the Company’s plans to request a hearing before a NASDAQ Listing and Hearing Review Council, the outcome of the financial restatements and the audit committee’s independent investigation. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the outcome of the hearing request or the review, as well as financial restatements or the audit committee’s independent investigation. Actual results may differ materially. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

Investor Contact:

Nicole Noutsios

Rambus Investor Relations

(650)947-5050

nnoutsios@rambus.com

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